Exhibit (14)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated September 28, 2022, with respect to the financial statements and financial highlights of Nuveen Senior Income Fund, Nuveen Floating Rate Income Fund, Nuveen Floating Rate Income Opportunity Fund and Nuveen Short Duration Credit Opportunities Fund, as of July 31, 2022, incorporated herein by reference, and to the references to our firm under the headings “Appointment of the Independent Registered Public Accounting Firm”, “Experts” and “Financial Highlights” in the Joint Proxy Statement/Prospectus and “Supplemental Financial Information and Experts” in the Statement of Additional Information filed on Form N-14.

/s/ KPMG LLP

Chicago, Illinois

January 26, 2023